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EXHIBIT 2.10

                                 AMENDMENT NO. 1
                    TO MEMBERSHIP INTEREST PURCHASE AGREEMENT
                    -----------------------------------------

This Amendment No. 1 is made and entered into on July 31, 2007, to be effective as of January 1, 2007 among Pacific Energy Resources Ltd. ("Pacific"), Forest Alaska Holding LLC, Forest Alaska Operating LLC, and Forest Oil Corporation (collectively referred to as "Forest").

                                    RECITALS
                                    --------

WHEREAS, Pacific and Forest are parties to that certain Membership Interest Purchase Agreement dated May 24, 2007, but effective as of January 1, 2007 (the "Agreement");

WHEREAS, among other things, certain inaccuracies and omissions have been discovered in the Agreement, which Pacific and Forest desire to correct, as provided herein; and

WHEREAS, the parties desire to amend the consideration payable by Pacific under the Agreement; and

WHEREAS, Pacific and Forest wish to proceed directly to Closing under the Agreement.

NOW THEREFORE, in consideration of the benefits hereunder for each party, Pacific and Forest hereby amend the Agreement as follows:

    1. In partial consideration of Forest's entry into this Amendment No. 1, Pacific agrees to increase the Deposit paid under Section 3.3(a)(i) by the issuance by Pacific to Forest of FIVE MILLION (5,000,000) shares of Pacific's common stock. All other references to the "Deposit" in the Agreement shall be read to include this increase. Pacific shall instruct its transfer agent to issue these shares immediately upon execution of this Amendment No. 1. If the Closing occurs, FIVE HUNDRED THOUSAND (500,000) of these shares, along with an additional FIVE MILLION (5,000,000) shares of Pacific common stock deliverable to Forest at Closing (for a total of FIVE MILLION FIVE HUNDRED THOUSAND (5,500,000) shares) shall be placed into escrow in accordance with the terms of the CIPL Side Letter (as that term is defined in Amendment No. 1 to the Asset Purchase Agreement between Forest and PERL dated the date hereof).

    2. For purposes of this Amendment No. 1, the appearance of Forest Oil Corporation as a party under the Agreement shall be for Sections 7.6, 7.14, 10.1, 13.6 and Article XII only.

    3. For purposes of this Amendment No. 1, unless otherwise set forth herein, capitalized terms or matters of construction deemed or established in the Agreement shall be applied herein as defined or established therein.

    4. Exhibit A-2 of the Agreement is hereby deleted in its entirety and replaced with the Corrected Exhibit A-2 attached to this Amendment No. 1 and made a part hereof.


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    5.   Exhibit A-3 of the Agreement is hereby deleted in its entirety and replaced with the Corrected Exhibit A-3 attached to this Amendment No. 1 and made a part hereof.

    6. Exhibit A-5 of the Agreement is hereby deleted in its entirety and replaced with the Corrected Exhibit A-5 attached to this Amendment No. 1 and made a part hereof.

    7. Schedule 4.19 of the Agreement is hereby deleted in its entirety and replaced with the Corrected Schedule 4.19 attached to this Amendment No. 1 and made a part hereof.

    8. Notwithstanding anything in the Agreement, Closing Date shall be August 24, 2007 at 10:00 A.M. MST, and the Closing shall occur at the Denver offices of Forest.

    9. Sections 11.1(c) and (d) of the Agreement are hereby deleted in their entirety. The text of Section 11.2(a) of the Agreement shall be deleted in its entirety and shall be replaced with the following:

                  (a) If the Closing does not occur by August 24, 2007 for any reason other than (i) Seller's failure to meet its Closing obligations or (ii) pursuant to either Section 11.1(a) or 11.1(b), Seller shall be entitled to retain the Deposit, together with any interest earned thereon. This shall be in the nature of liquidated damages for Buyer's breach, and not a penalty, and shall be Seller's sole remedy against Buyer. If the Closing does not occur by August 24, 2007 (i) due to Seller's failure to meet its Closing obligations or (ii) pursuant to Section 11.1(a) or (b), the Deposit, together with any interest earned thereon, shall be delivered to Buyer.

    10. The text of Section 3.2 of the Agreement shall be deleted in its entirety and shall be replaced with the following:

                  3.2 AMOUNT AND FORM OF CONSIDERATION. The total purchase price to be paid by Buyer to Seller in consideration of the Membership Interests is THREE HUNDRED NINETY MILLION DOLLARS AND NO/CENTS (US$390,000,000.00) cash (the "Cash Consideration"), plus indebtedness of Buyer owed to Seller in the principal amount at stated maturity of SIXTY MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS AND NO/CENTS ($60,750,000), which indebtedness shall be evidenced by a note issued substantially in accordance with the terms set forth in the Term Sheet attached to this Amendment No. 1 as Exhibit C (the "Purchase Debt"), plus 4,500,000 shares of common stock in Buyer (the "Stock Consideration", and together with the Cash Consideration and the Purchase Debt, the "Base Purchase Price"), subject to adjustment as provided in Section 3.4 (the Base Purchase Price, as so adjusted, is the "Purchase Price"). The parties hereto agree that they shall cooperate with each other in the preparation of the note evidencing the Purchase Debt. The negotiation, execution and deliver of such note shall be a Closing obligation of Buyer. The negotiation of such note shall be a Closing obligation of Seller and FOC.


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    11.  The text of Section 3.4(a) shall be deleted in its entirety and shall be replaced with the following:

                  (a) THIS SECTION INTENTIONALLY LEFT BLANK

    12. Pacific hereby waives any claim to breach of or defects under any of the following provisions of the Agreement:

         Section 3.4(b)
         Article IV (other than Section 4.10)
         Article V (other than Sections 5.4, 5.6 and 5.8)
         Section 7.3 through 7.6
         Section 7.13

         Notwithstanding the foregoing waiver, Forest agrees to indemnify and hold harmless FAO, Buyer and each of their Affiliates, and the officers, directors, employees and agents thereof, under the indemnification procedures set forth in Section 12.3 of the Agreement, against any Losses arising from acts or omissions occurring prior to Closing which are or may be asserted in either of the following lawsuits:

         a. MARATHON OIL COMPANY V. FOREST OIL CORPORATION, UNION OIL COMPANY OF CALIFORNIA, D/B/A UNOCAL ALASKA AND CHEVRON CORPORATION, filed on May 3, 2006 in the United States District Court for the District of Alaska at Anchorage, Case No. 3:06-cv-00102-TMB.

         b. FOREST OIL CORPORATION V. UNION OIL COMPANY OF CALIFORNIA, D/B/A UNOCAL ALASKA, filed on April 14, 2005 in the United States District Court, Eastern District of Alaska, Case No. A-05-0078.

    13. Forest hereby waives any claim to breach of any of the following provisions of the Agreement:

         Article VI (other than Sections 6.6, 6.7 And 6.9)

    14. Pacific hereby irrevocably waives the conditions to Closing contained in Section 8.1(d) of the Agreement. Forest hereby irrevocably waives the conditions to Closing contained in Section 8.2(b) of the Agreement.

    15. The text of Section 9.1 shall be amended to delete the word "and" from the end of subsection (h) thereof, to delete the period at the end of subsection (i) thereof, and to add the following text at the end of subsection (1) thereof:

                  ; and

                  (j) an executed Share Acquisition and Registration Rights Agreement (as that term is defined in the Asset Sales Agreement dated May 24, 2007 but effective as of January 1, 2007 between Buyer and FOC).


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    16.  The text of Section 9.2 shall be amended to delete the word "and" from the end of subsection (b) thereof, to delete the period at the end of subsection (c) thereof, and to add the following text at the end of subsection (c) thereof:

                  ;
                  (d) an executed note substantially in accordance with the terms set forth in the Term Sheet attached as Exhibit C; and
                  (e) an executed Share Acquisition and Registration Rights Agreement.

    17. During the period extending three months past Closing, Forest shall provide Pacific with commercially reasonable assistance in the preparation of audited statements of revenues and direct operating expenses as required by Regulation S-X under the Securities Act of 1933, as amended ("Reg. S-X") for the business being acquired under the Agreement and the Asset Sales Agreement between Forest and Pacific (the "Business") for the years ended December 31, 2004, December 31, 2005 and December 31, 2006. In addition and during the same period, at, Forest shall provide Pacific with commercially reasonable (a) accounting assistance in the preparation of unaudited interim statements of revenues and direct operating expenses for the Business as required by Reg. S-X for the period January 1, 2007 through the Closing Date and (b) such other reasonable accounting assistance as may be required by Pacific in order to prepare and provide any other financial information regarding the Business through the Closing Date as may be required by the Securities and Exchange Commission. The work called for in this paragraph 16 shall be conducted by Ernst & Young LLP, with the assistance of Forest and Pacific, and shall be at Pacific's sole expense. Should the accounts described above not be produced by the end of the three-month period following Closing, the finalization of the accounts shall be at Forest's sole expense.

    18. To the extent not obtained prior to the Closing, after the Closing, Forest covenants and agrees to use commercially reasonable best efforts to obtain consents of the other parties to all Material Contracts the terms of which require consent AS a result of the change of ownership that will occur at the Closing. Forest shall indemnify Pacific and Forest Alaska Operating LLC pursuant to Section 12.3 of the Agreement from any Losses resulting from the failure to obtain such consents.

    19. The text of Section 13.6 of the Agreement shall be deleted in its entirety and shall be replaced with the following:

                  INCOME TAXES. Seller and/or FOC shall be responsible for Income Taxes imposed on Seller and/or FOC to the extent they relate to any period, whether before, on or after the Effective Date, and all items of deduction, credit, loss or refund pertaining to Income Taxes imposed on Seller and/or FOC shall remain and belong to Scher and/in FOC; no matter when received, assessed or paid, Buyer shall be responsible for Income Taxes imposed on Buyer to the extent they relate to any period, whether before, on or after the Effective Date, and all items of deduction, credit, loss or gain or


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                  refund pertaining to Income Taxes imposed on Buyer shall
                  remain and belong to Buyer, no matter when received, assessed or paid.

    20. Except as expressly provided herein, the Agreement shall remain unchanged, is hereby ratified and affirmed, and shall continue in full force and effect. Wherever the terms of this Amendment No. 1 and the terms of the Agreement conflict, the terms of this Amendment No. I shall be deemed to supersede the conflicting terms of the Agreement. Any violation of an agreement or covenant contained in this Amendment No. 1 shall be treated in the same manner as a violation of an agreement or covenant in the Agreement.

    21. Any provision of this Amendment No. 1 that is prohibited or otherwise unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction

    22. This Amendment No. 1 may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

FOREST OIL CORPORATION                              PACIFIC ENERGY RESOURCES
                                                    LTD.

By: /s/ H. Craig Clark                              By:  /s/ Darren Katic
Name: H. Craig Clark                                Name: Darren Katic
Title: President and Chief Executive Officer        Title: President
Date: July 31, 2007                                 Date: July 31.07

FOREST ALASKA HOLDING LLC                           FOREST ALASKA OPERATING LLC

By: /s/ Cyrus D. Marter IV                          By: /s/ Glen Mizenko
Name: Cyrus D. Marter IV                            Name: Glen Mizenko
Title: Vice Pres. & Secretary                       Title: Vice President,
Date: 7/31/07                                              Business Development
                                                    Date: 7/31/07


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